EXHIBIT (99.1)


                         REGENERON PHARMACEUTICALS, INC.
                          SECURITIES PURCHASE AGREEMENT

This Agreement is made as of May 13, 1997, by and between Regeneron Pharmaceuticals, Inc., a corporation organized under the laws of New York (the "Company"), with its principal office at 777 Old Saw Mill River Road, Tarrytown, New York 10591, and The Procter & Gamble Company, a corporation organized under the laws of Ohio (the "Buyer"), with its principal office at One Procter & Gamble Plaza, Cincinnati, Ohio 45202.

                                    ARTICLE 1

                                   DEFINITIONS

          1.1 CERTAIN DEFINITIONS. As used in this Agreement, the following terms shall have the following respective meanings:

          "Additional Securities" means equity securities that the Company sells to Buyer pursuant to Section 3.2(iii).

          "Affiliate" means any corporation, company, partnership, joint venture, or other entity which controls, is controlled by, or is under common control with Buyer. For purposes of this definition control shall mean the direct or indirect ownership of at least fifty (50%) percent or, if less than fifty (50%) percent, the maximum percentage as allowed by applicable law of (a) the shares of capital stock entitled to vote for the election of directors, or
(b) ownership interest.

          "Buyer's Equity Limitations" means the limitations that in no event
(a) may Buyer purchase or own more than 20% of the Outstanding Securities or possess more than 20% of the voting rights of the shares of the Company and, in addition, (b) during the Optional Period may the Buyer be required to purchase Securities or Additional Securities under this Agreement having a Value in the aggregate that exceeds 20% of the Company's cumulative research funding obligations during Fiscal Years 6 through 10 pursuant to the Collaboration Agreement.

          "Closing" means the closings of the sale and purchase of Securities and Additional Securities issued and sold to Buyer in accordance with the terms of this Agreement. The first such Closing to be held on the Effective Date shall be called "Closing I." Closings other than Closing I conducted during the Initial Period shall be called "Future Closings." Closings conducted during the Optional Period shall be called "Optional Closings." All Closings, including Closing I, Future Closings, and any Optional Closings, may be generally referred to herein as Closings.

          "Collaboration Agreement" means that certain Collaboration Agreement, dated May 13, 1997 between Regeneron Pharmaceuticals, Inc. and The Procter & Gamble Company. The Effective Date of the Collaboration Agreement will be referred to herein as the "Effective Date" and references to "Fiscal Year" shall have the same meaning herein as in the Collaboration Agreement.

          "Collateral Agreements" means the Collaboration Agreement, together with the Warrant Agreement between the parties dated as of May 13, 1997 (the "Warrant Agreement") and the Registration Rights Agreement between the parties dated as of May 13, 1997 (the "Registration Rights Agreement").

          "Commission" means the Securities and Exchange Commission, or any other Federal agency at the time administering the Securities Act.

          "Common Stock" means the Common Stock, par value $.001 per share, of the Company.

          "Current Market Price" means the average (rounded to the nearest cent) of the Quoted Price of the Common Stock for the 30 consecutive trading days commencing 45 trading days before (and not including) the date in question.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and any successor Federal statute, and the rules and regulations of the Commission issued under such Act, as they each may, from time to time, be in effect.

          "Exercise Price" means the price for which one share of Common Stock may be purchased by the exercise of one Warrant. The Exercise Price in respect of Warrants issued as part of a sale of Securities sold in Future Closings shall equal the Purchase Price of the Common Stock sold to the Buyer together with the Warrants in such sale of Securities in accordance with Section 3.2(ii). The Exercise Price in respect of Securities sold in Optional Closings shall be determined in accordance with Appendix A.

          "Initial Period" means the period beginning on the Effective Date and ending on the fifth anniversary of the Effective Date.

          "Initial Securities" means Securities and Additional Securities purchased by Buyer pursuant to this Agreement at Closing I or any Future Closing during the Initial Period having a Value in the aggregate of $60 million.

          "Optional Period" means the period beginning on the fifth anniversary of the Effective Date and ending on the tenth anniversary of the Effective Date.

          "Optional Securities" means Securities or Additional Securities purchased by Buyer pursuant to this Agreement at an Optional Closing during the Optional Period.

          "Outstanding Securities" means the total number of shares of the Company's issued and outstanding Common Stock and all shares of Common Stock (a) into which any issued and outstanding shares of preferred stock and any other securities exchangeable or convertible into Common Stock are exchangeable or convertible and (b) for which any issued, outstanding, and exercisable options or warrants to acquire Common Stock are then exercisable (all such calculations to include such Securities or Additional Securities to be issued at any Closing with respect to which Outstanding Securities is being calculated).

          "Purchase Price" means the price per share of Common Stock sold to Buyer as part of a sale of Securities under this Agreement and as set forth in
Section 3.2(iv).

          "Quoted Price" means the last reported sales price (rounded to the nearest cent) of the Common Stock as reported by the Nasdaq Stock Market, or if the Common Stock is listed on a national securities exchange, the last reported sales price of the Common Stock on such exchange (which shall be for consolidated trading if applicable to such exchange), or if neither so reported or listed, the last reported bid price of the Common Stock. In the absence of one or more such quotations, the Board of Directors of the Company shall determine the Current Market Price on the basis of such quotation as it in good faith determines appropriate.

          "Securities" means the shares of Common Stock and Warrants issued and sold to Buyer at Closing I and at Future Closings and Optional Closings, in accordance with the terms and conditions of this Agreement. At such Closings, the Company will issue and sell a number of Warrants (rounded to the nearest whole Warrant) equal to the number of shares of Common Stock purchased by Buyer times one-third. Securities shall not include Additional Securities.

          "Securities Act" means the Securities Act of 1933, as amended, and any successor Federal statute, and the rules and regulations of the Commission issued under such Act, as they each may, from time to time, be in effect.

          "Value" means, in respect of Securities or Additional Securities sold to Buyer at a Closing, the total cash consideration paid by Buyer for such sale.

          "Warrants" means the Common Stock Purchase Warrants issued pursuant to the Warrant Agreement to Buyer in connection with the issuance and sale of Securities under this Agreement. Each Warrant purchased by Buyer will entitle Buyer to acquire one share of Common Stock at any time during the five years subsequent to such purchase at the Exercise Price.

                                   ARTICLE II

                         ISSUANCE AND SALE OF SECURITIES

          2.1 ISSUANCE AND SALE OF SECURITIES. Upon the terms set forth herein, during the Initial Period the Company will issue and sell to Buyer, and Buyer will purchase from the Company, for an aggregate purchase price of up to $60 million payable in immediately available funds and in separate Closings as provided in Section 3.1, Securities or Additional Securities or both. During the Optional Period, at the Company's option, Buyer agrees to purchase from the Company Optional Securities in accordance with the terms set forth below. After the Collaboration Agreement expires or terminates, Buyer shall not be required to purchase further Securities or Additional Securities pursuant to this Agreement.


                                   ARTICLE III

                                    CLOSINGS

          3.1 CLOSING. The closing of the sale and purchase of the Initial Securities shall take place in separate closings: (i) Closing I, at 4:00 p.m. New York time on the Effective Date simultaneously at the offices of the Company and Buyer or at such other time and place as the parties may agree, and (ii) Future Closings, subject to the conditions set forth in Section 3.4, on such dates and times specified by the Company upon not less than 45 trading days' written notice to the Buyer at the offices of the Company or at such other time and place as the parties may agree.

          The Optional Closings of the sale and purchase of any Optional Securities purchased under this Agreement shall take place in separate closings, on such dates and times specified by the Company during the Optional Period, subject to the conditions set forth in Sections 3.4 and 3.5, upon not less than 45 trading days' written notice by the Company to the Buyer or as such other time and place as the parties may agree.

          3.2 PURCHASE OF SECURITIES.

          (i) On the date of Closing I, subject to the satisfaction (or waiver) of the conditions set forth in Articles VI and VII, the Company shall issue and sell to Buyer and Buyer shall purchase from the Company 4,350,000 shares of Common Stock, and Buyer shall also receive 1,450,000 Warrants, for an aggregate purchase price of $42,934,500. Each Warrant will entitle Buyer to purchase one share of Common Stock at any time during the five years subsequent to Closing I at an Exercise Price of $9.87 per share, in accordance with the Warrant Agreement.

          (ii) During the Initial Period, if (x) the aggregate Value of Securities and Additional Securities purchased by Buyer pursuant to this Agreement is less than $60 million and (y) Buyer has not exceeded Buyer's Equity Limitations, the Company may issue and sell to Buyer, and Buyer shall purchase from the Company, Securities or Additional Securities to be determined by the Company with a Value up to the difference between $60 million and the aggregate Value of Securities or Additional Securities purchased in prior Closings, subject to satisfaction (or waiver) of the conditions set forth in Section 3.4 and Articles VI and VII.

          (iii) Subject to the Buyer's Equity Limitations, at any time after Closing I until the end of the Optional Period that the Company issues and sells Common Stock or other securities convertible or exchangeable into Common Stock through an underwritten public offering, within 60 days of the closing of such public offering, the Company may at its sole discretion notify Buyer that the Company will issue and sell to Buyer, and Buyer will purchase, the same securities offered and sold in the underwritten public offering on the same terms and conditions as other purchasers of the underwritten securities in lieu of Securities that otherwise could be issued and sold to Buyer under this Agreement; provided, however, that Buyer shall in no case be required to purchase Additional Securities equal to more than 25% of the securities sold to other purchasers of such securities pursuant to the registration statement filed with respect to the offering of the underwritten securities.

          (iv) The Purchase Price of Common Stock issued as part of a sale of Securities during the Initial Period shall be 122% of the Current Market Price. The Purchase Price of Common Stock issued as part of a sale of Securities during the Optional Period shall be the same as the Exercise Price of the Warrant issued as part of the sale of Securities.

          3.3 DOCUMENTS TO BE DELIVERED. At any Closing, the Company shall deliver to Buyer a certificate for the Securities being purchased by the Buyer hereunder dated the date thereof and registered in the name of Buyer, and the Buyer shall pay the purchase price for the Securities being purchased by the Buyer hereunder on such date by wire transfer to the Company of immediately available funds, in accordance with the Company's written wiring instructions, against delivery of duly executed certificates representing the Securities being purchased by the Buyer hereunder and the Company shall deliver such certificates against delivery of such purchase price.

          3.4 MINIMUM PURCHASE REQUIRED FOR FUTURE AND OPTIONAL CLOSINGS; LIMITATION. During the Initial Period, at any time until Buyer has purchased Securities or Additional Securities having a Value of $58 million, and throughout the Optional Period, Buyer will not be required to purchase and the Company will not be required to issue Securities or Additional Securities or otherwise conduct a Closing unless such Closing would result in Buyer purchasing at least 200,000 shares of Common Stock (or Additional Securities convertible into at least 200,000 shares of Common Stock) or paying at least $2 million in the aggregate for the purchase of Securities or Additional Securities at such Closing. In no event will Buyer be required to purchase Securities or Additional Securities under this Agreement more frequently than once in any calendar quarter.

          3.5 PURCHASE OF OPTIONAL SECURITIES. The Company and Buyer hereby agree that during the Optional Period, upon not less than 45 trading days' written notice ("Put Notice"), the Company may issue and sell to Buyer, and Buyer shall purchase from the Company, such amount of Optional Securities to be determined by the Company, subject to Buyer's Equity Limitations and the limitations set forth in Section 3.4 and in the Collateral Agreements (if any). The Company may, but shall not be required to, give a Put Notice at any time during the Optional Period, subject to the limitations contained in this Agreement. The Put Notice shall specify the date, time, and place of the Optional Closing and any other information that the Company deems relevant.

          3.6 LOCK UP. Buyer agrees that during the period beginning Closing I and ending on the third anniversary of such date (the "Lock-Up Period"), Buyer will not in any way sell or transfer any Securities or Additional Securities purchased by Buyer (except to a wholly-owned subsidiary or affiliate of Buyer, which shall agree to be bound by the provisions of this Agreement and the Collateral Agreements insofar as they apply hereto), provided, however, Buyer may sell or transfer such Securities or Additional Securities solely for the purpose of reducing Buyer's ownership to no more than 20% of the Outstanding Securities or 20% of the votes represented by the Company's securities.

          3.7 FURTHER AGREEMENTS REGARDING BUYER'S EQUITY LIMITATIONS.

          (i) During the term of this Agreement, Buyer hereby agrees that Buyer and its affiliates, including any of its pension plans or employee benefit plans, shall not purchase Common Stock or other equities of the Company convertible or exercisable into Common Stock other than pursuant to the terms and conditions of this Agreement. In addition, Buyer agrees that for itself and its affiliates, including any of its pension plans or employee benefit plans, that it will not, during the term of this Agreement or the Collateral Agreements (whichever is later), without the prior written consent of the Company, directly or indirectly, acquire or own beneficially and/or of record securities of the Company in excess of the Buyer's Equity Limitations.

          (ii) In the event Buyer directly or indirectly owns beneficially and/or of record securities of the Company in excess of the Buyer's Equity Limitations (as a result of no intentional act or fault of Buyer to exceed its Equity Limitations) and Buyer is in full compliance with the terms and conditions of this Agreement and the Collateral Agreements, subject to the limitations set forth in the next succeeding paragraph, then the Company shall purchase from the Buyer such number of shares of Common Stock and/or Warrants and/or or Additional Securities so that as a result of such purchase by the Company, the Buyer shall not own securities of the Company in excess of the Buyer's Equity Limitations. The Company shall have the sole discretion regarding the nature and amount of Warrants, Common Stock, or Additional Securities it purchases under this Section, provided, however, that the Company will purchase unregistered Common Stock before purchasing registered securities. The purchase price of any shares of Common Stock or other security convertible or exchangable into Common Stock purchased by the Company pursuant to this Section 3.7(ii) shall equal or be determined in the same manner as the then Current Market Price and the purchase price of any Warrants purchased by the Company from the Buyer pursuant to this Section 3.7(ii) shall equal the value of the Warrants determined in accordance with the Black-Scholes model of warrant pricing as set forth in Appendix A.

          (iii) The Company shall not be required to purchase any shares of Common Stock and/or Warrants and/or Additional Securities pursuant to Section 3.7(ii) in the event that Buyer owns securities of the Company in excess of Buyer's Equity Limitations as a result of the Company purchasing or retiring shares of its outstanding capital stock.


                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company hereby represents and warrants to Buyer as of the Effective Date, as of the date of any future closings with respect to Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.6, 4.7, 4.8, 4.9 (for the period since the most recent Company SEC report), and 4.10 (except as disclosed in the Company SEC Reports), and 4.11 (except as disclosed in the Company SEC Reports), and as of the date of any applicable Optional Closing as follows:

          4.1 ORGANIZATION AND STANDING. The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of New York with the corporate power and corporate authority to own and lease its property, to conduct its business as conducted by it in the manner described in the Company SEC Reports (as defined) and to execute and deliver this Agreement and each of the Collateral Agreements. The Company has corporate power and authority to perform and to carry out the transactions contemplated by this Agreement and each of the Collateral Agreements. The Company is qualified to do business and is in good standing in the State of New York.

          4.2 CAPITALIZATION. As of April 30, 1997, the authorized capital stock of the Company consisted of the following: (a) 60,000,000 shares of Common Stock, of which (i) 20,855,186 shares were issued and outstanding, (ii) 4,335,824 shares were reserved for future issuance upon conversion of the Class A Common Stock, each share of the Class A Common Stock being convertible into one share of Company Common Stock, (iii) 3,328,165 shares were reserved for future issuance under the Company's 1990 Amended and Restated Long-Term Incentive Plan, and (iv) 807,400 shares were reserved for future issuance in accordance with certain warrants issued to Amgen Inc. and Medtronic, Inc.; (b) 40,000,000 shares of Class A Common Stock, of which 4,335,824 were issued and outstanding; and (c) 30,000,000 shares of Preferred Stock, (i) none of which were issued and outstanding, and (ii) 100,000 shares of which are reserved for issuance as Series A Junior Participating Preferred Stock in accordance with the Rights Agreement dated as of September 20, 1996. Except as set forth in the Company SEC Reports, no material change in such capitalization has occurred between April 30, 1997 and the date hereof. All of the issued and outstanding shares of Common Stock, Class A Common Stock, and Preferred Stock have been duly authorized, and all of the issued and outstanding shares of the Common Stock and the Class A Common Stock are validly issued and are fully paid and non-assessable. Except as set forth in the Company SEC Reports or as provided in this Agreement, there is not, nor upon the consummation of the transactions contemplated herein, will there be (i) any subscription, warrant, option, convertible security, or any other right (contingent or otherwise) to purchase or acquire any shares of the capital stock of the Company, (ii) any commitment of the Company to issue any subscription, warrant, option, convertible security, or other such right or to issue or distribute to holders of any share of its capital stock any evidence of indebtedness or assets of the Company, or (iii) any obligation of the Company (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof. Except as set forth in the Company SEC Reports or as provided in this Agreement, no person is entitled to, nor upon the consummation of the transactions contemplated thereby will any person be entitled to (i) any preemptive or similar right with respect to the issuance of any capital stock of the Company, or (ii) any rights with respect to the registration of any capital stock of the Company under the Securities Act.

          4.3 ISSUANCE OF SECURITIES. As of the time of Closing I, the issuance, sale, and delivery of up to $60 million of Securities under this Agreement have been duly authorized and the Securities have been reserved for issuance by all necessary corporate action on the part of the Company (no consent or approval of the shareholders of the Company being required by law, by the Restated Certificate of Incorporation or Bylaws of the Company, or the qualification criteria of the Nasdaq National Market), and the Securities, when so issued, sold, and delivered against payment therefor in accordance with the provisions of this Agreement, will be duly and validly issued, fully paid, and non-assessable and not subject to preemptive or any other similar rights of the shareholders of the Company or others and free, at time of issuance, of all restrictions on transfer subject to restrictions on transfer imposed by applicable federal and state securities laws.

          4.4 AUTHORITY FOR AGREEMENT. The execution, delivery, and performance by the Company of this Agreement and each of the Collateral Agreements have been duly authorized by all necessary corporate action, and this Agreement and each of the Collateral Agreements have been duly executed and delivered and constitute valid and binding obligations of the Company enforceable in accordance with their respective terms, subject to bankruptcy or equitable laws that might affect the enforceability of this Agreement and each of the Collateral Agreements. The execution and delivery by the Company of this Agreement and each of the Collateral Agreements, and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance and sale of the Securities), will not violate any provision of law and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under, or result in the creation of any lien, security interest, charge, or encumbrance upon any of the properties, assets or outstanding capital stock of the Company, under the Company's Restated Certificate of Incorporation or Bylaws or any indenture, lease, agreement, or other instrument to which the Company is a party or by which it or any of its properties is bound, or any decree, judgment, order, statute, rule, or regulation applicable to the Company.

          4.5 GOVERNMENTAL CONSENTS. No consent, approval, order, or authorization of, or registration, qualification, designation, declaration, or filing with, any governmental or regulatory authority is required on the part of the Company in connection with the execution and delivery of this Agreement and each of the Collateral Agreements, and the consummation of the transactions contemplated hereby and thereby (including, without limitation, the offer, issue, sale, and delivery of the Securities), except such filings as shall have been made or consents or approvals obtained prior to and which shall be effective on and as of the Closing.

          Based on the representations and warranties made by Buyer in Article V of this Agreement, the offer and sale of the Shares to Buyer will be in compliance with applicable federal and state securities laws.

          4.6 LITIGATION. Except as set forth in the Company SEC Reports, there are no material actions, suits, proceedings, or investigations, either at law or in equity, or before any commission or other administrative authority in any United States or foreign jurisdiction, of any kind now pending or, to the best of the Company's knowledge, threatened or proposed involving the Company or any of its properties or assets or which questions the validity or legality of the transactions contemplated hereby, or to the Company's actual knowledge, against its employees or consultants with respect to the Company's business.

          4.7 SEC FILINGS; FINANCIAL STATEMENTS.

          (a) The Company has filed all forms, reports and documents required to be filed with the Commission since May 9, 1997 (collectively, the "Company SEC Reports"). The Company SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b) Each of the financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each was complete and correct in all material respects and presented fairly in all material respects presented the financial position of the Company as at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

          4.8 BROKERS. No broker, finder, or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

          4.9 NO UNDISCLOSED LIABILITIES. The Company does not have any material liabilities (absolute, accrued, contingent, or otherwise) except liabilities in the aggregate adequately provided for in the Company's unaudited balance sheet (including any related notes thereto) for the quarter ended March 31, 1997 included in the Company's Quarterly Report on Form 10-Q for the quarter year ended March 31, 1997 (the "March 31, 1997 Balance Sheet").

          4.10 ABSENCE OF CHANGES. Since May 9, 1997, there has been no material adverse change in the financial condition, business, operations, or assets of the Company.

          4.11 NO DEFAULTS. The Company is not in default (a) under its Restated Certificate of Incorporation or Bylaws, each as amended or restated to date, or any indenture, mortgage, lease agreement, contract, purchase order or other instrument to which it is a party or by which it or any of its property is bound or affected or in violation of (b) any order, writ, injunction or decree of any court of any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, which defaults, either singly or in the aggregate, would have a material adverse effect on the Company. At the time of the Closing, to the best knowledge of the Company, there will exist no condition, event, or act which constitutes, or which after notice, lapse of time or both would constitute, a material default under any of the foregoing which, either singly or in the aggregate, would have a material adverse effect on the Company.

          4.12 OFFERINGS. Except as contemplated by this Agreement or the Company's 1990 Amended and Restated Long-Term Incentive Plan or as otherwise disclosed by the Company to Buyer, the Company does not have any current plans or intentions to issue any shares of its capital stock or any other securities or any securities convertible or exchangeable into shares of Common Stock or any other securities.


                                    ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

          Buyer hereby represents and warrants to the Company as follows:

          5.1 LEGAL POWER. Buyer has the requisite legal power to enter into this Agreement and the Collateral Agreements, to purchase the Securities and or Additional Securities hereunder, and to carry out and perform its obligations under the terms of this Agreement and the Collateral Agreements.

          5.2 DUE EXECUTION. This Agreement and the Collateral Agreements have been duly authorized, executed, and delivered by Buyer, and, upon due execution and delivery by the Company, this Agreement and the Collateral Agreements will be valid and binding agreements on Buyer enforceable in accordance with their respective terms, subject to laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies and compliance with the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

          5.3 INVESTMENT REPRESENTATIONS.

          (a) Buyer is acquiring the Securities for its own account, not as nominee or agent, for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act.

          (b) Buyer understands that (i) the Securities have not been registered under the Securities Act by reason of a specific exemption therefrom, that they must be held by it indefinitely, and that it must, therefore, bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration; and
(ii) each certificate representing the Securities will be endorsed with the restrictive legend set forth in the Registration Rights Agreement.

          (c) Buyer is aware of the provisions of Rule 144 promulgated under the Securities Act which permits limited resale of shares purchased in a private placement (i) by non-affiliates of a company not less than two (2) years after such non-affiliate had purchased and paid for the security to be sold, or (ii) subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale occurring not less than one (1) year after a party has purchased and paid for the security to be sold, the sale being through a "broker's transaction" or in transactions directly with a "market maker" (as provided by Rule 144(f)) and the number of shares being sold during any three-month period not exceeding specified limitations.

          5.4 BROKERAGE. There are no claims for brokerage commissions, finders fees, or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.


                                   ARTICLE VI

                         CONDITIONS TO CLOSING OF BUYER

          Buyer's obligation to purchase Securities at Closing I and at any Optional Closing in respect of the purchase and sale of Securities is subject to the fulfillment to Buyer's satisfaction, at or prior to Closing I, as of the date of any future closings with respect to Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.6, 4.7, 4.8, 4.9 (for the period since the most recent Company SEC report), and 4.10 (except as disclosed in the Company SEC Reports), and 4.11 (except as disclosed in the Company SEC Reports), and any applicable Optional Closing, of all of the following conditions, any of which may be waived by Buyer:

          6.1 REPRESENTATIONS AND WARRANTIES TRUE; PERFORMANCE OF OBLIGATIONS. The representations and warranties made by the Company in Article IV hereof shall be true and correct on the date of the Closing with the same force and effect as if they had been made on and as of said date; and the business, financial condition, operations, and assets of the Company shall not have been adversely affected in any material way prior to the Closing.

          6.2 COLLATERAL AGREEMENTS. The Company and Buyer shall have entered into a Collaboration Agreement substantially in the form of Exhibit A hereto, a Warrant Agreement substantially in the form of Exhibit B hereto, and a Registration Rights Agreement substantially in the form of Exhibit C hereto.

          6.3 OPINION OF THE COMPANY'S COUNSEL. Buyer shall have received from the General Counsel to the Company, an opinion letter substantially in the form attached hereto as Exhibit C, addressed to it, dated the date of the Closing. In rendering the opinion called for under this Section 6.3, counsel may rely as to factual matters on certificates of public officials, officers of the Company, and officers of Buyer.

          6.4 PROCEEDINGS AND DOCUMENTS. All corporate and other proceedings in connection with the transactions required to be performed under this Agreement at the Closing and all documents and instruments incident to such transactions shall have been reasonably approved by Buyer and Buyer shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

                                   ARTICLE VII

                      CONDITIONS TO CLOSING OF THE COMPANY

          The Company's obligations to issue and sell the Securities or Additional Securities at each Closing is subject to the fulfillment to the Company's satisfaction, on or prior to each Closing, of the following conditions, any of which may be waived by the Company:

          7.1 REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties made by Buyer in Article 4 hereof shall be true and correct on the date of the Closing, with the same force and effect as if they had been made on and as of said date.

          7.2 PERFORMANCE OF OBLIGATIONS. Buyer shall have performed and complied with all agreements and conditions herein required to be performed or complied with by it on or before the Closing.

          7.3 QUALIFICATIONS, LEGAL INVESTMENT. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required to be obtained prior to or at the Closing in connection with the lawful sale and issuance of the Securities or Additional Securities pursuant to this Agreement shall have been duly obtained and shall be effective on and as of the Closing. At the time of the Closing, the sale and issuance of the Securities or Additional Securities shall be legally permitted by all laws and regulations to which Buyer and the Company are subject.

          7.4 COLLATERAL AGREEMENTS. The Company and Buyer shall have entered into a Collaboration Agreement substantially in the form of Exhibit A hereto, a Warrant Agreement substantially in the form of Exhibit B hereto, and a Registration Rights Agreement substantially in the form of Exhibit C hereto.


                                  ARTICLE VIII

                                  MISCELLANEOUS

          8.1 GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of New York.

          8.2 SURVIVAL. The representations, warranties, covenants and agreements made herein shall survive the Closing for the period prescribed by the applicable statute of limitations. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder as of the date of such certificate or instrument.

          8.3 SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit or, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

          8.4 ENTIRE AGREEMENT. This Agreement, the Exhibits hereto, and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement along the parties with regard to the subjects hereof and no party shall be liable or bound to any other party in any manner by any representations, warranties, covenants or agreements except as specifically set forth herein or therein. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parities hereto and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

          8.5 SEPARABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall to the extent practicable, be modified so as to make it valid, legal and enforceable and to retain as nearly as practicable the intent of the parties, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

          8.6 AMENDMENT AND WAIVER. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely), only with the written consent of the Company and Buyer.

          8.7 DELAYS OR OMISSIONS. No reasonable delay or omission to exercise any right, power or remedy accruing to Buyer upon any breach, default or noncompliance of the Company under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on Buyer's part of any breach, default or noncompliance under this Agreement or any waiver on Buyer's part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing, and that all remedies, either under this Agreement, by law, or otherwise afforded to buyer, shall be cumulative and not alternative.

          8.8 NOTICES, ETC. Any notices or communications provided for in this Agreement to be made by either of the Parties to the other shall be in writing, in English, and shall be made by prepaid air mail with return receipt addressed to the other at its address set forth below. Any such notice or communication may also be given by hand or facsimile to the appropriate designation with confirmation of receipt. Either Party may by like notice specify an address to which notices and communications shall thereafter be sent. Notices sent by mail shall be effective upon receipt; notices given by hand shall be effective when delivered.

          Notices for Regeneron shall be sent to:

               Regeneron Pharmaceuticals, Inc.
               Attn:  Corporate Secretary
               777 Old Saw Mill River Road
               Tarrytown, New York  10591-6707

          With copy to:

               Regeneron Pharmaceuticals, Inc.
               Attn:  General Counsel
               777 Old Saw Mill River Road
               Tarrytown, New York  10591-6707

          Notices for Procter & Gamble shall be sent to:

               Procter & Gamble Pharmaceuticals, Inc.
               Attn:  President
               One Procter & Gamble Plaza
               Cincinnati, Ohio  45202

          With copy to:

               Procter & Gamble Pharmaceuticals, Inc.
               Attn:  Associate General Counsel
               Blue Ash Office Center
               10200 Alliance Road
               Cincinnati, Ohio  45242-4716

          8.9 TITLES AND SUBTITLES. The titles of the paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

          8.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument. The foregoing Agreement is hereby executed as of the date first above written.


          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first written above.

REGENERON PHARMACEUTICALS, INC.             THE PROCTER & GAMBLE COMPANY


    /S/LEONARD S. SCHLEIFER                     /S/G. GILBERT CLOYD
By:--------------------------------         By:--------------------------------

                                   APPENDIX A

For Securities sold during the Optional Period, the Exercise Price of the Warrant shall be determined such that the excess of the Exercise Price over the Current Market Price equals one-third of the value of the Warrant, rounded to the nearest whole cent. The value of the Warrant shall be determined using the Black-Scholes model with the following values:

TERM OF WARRANT:  Five years

STOCK PRICE:      Current Market Price

DIVIDEND:         The actual cash dividend per share of Common Stock paid by the
Company in the immediately prior twelve months

INTEREST RATE: The interest rate on 5-year Treasury notes as reported in The Wall Street Journal on the last trading day used to calculate Current Market Price or, if no such rate is reported for that date, the last day prior to that date for which such an interest rate is reported. The interest rate shall be the effective yield on Treasury notes maturing in the same month five years from the date of calculation or the average of such yields if more than one yield is reported for that month or the average of the yields for the months closest to the date of calculation if no yields are reported for that month.

VOLATILITY: The actual volatility of daily closing bid prices of Common Stock during the three full calendar years immediately preceding the year in which the Closing in question occurs.


EXAMPLE (for illustration only):
If the Current Market Price of Common Stock is $8.50 and the interest rate (calculated as above) is 6.75%, and the volatility (calculated as above) is 80%, then for an Exercise Price of a Warrant of $10.35, the value of a Warrant would be $5.56 (per Black-Scholes) and (1) the excess of the Exercise Price over the Current Market Price would be $1.85 [$10.35 - $8.50] and (2) one-third of the value of the Warrant equals $1.85 [$5.56 / 3].